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                                                                   Exhibit 2(a)

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of May 5, 1997, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland Corporation ("Huntington"), and FIRST MICHIGAN BANK CORPORATION, a Michigan corporation ("First Michigan"). (Huntington and First Michigan are collectively referred to herein as the "Constituent Corporations.")

                                    RECITALS:
                                    ---------

         A. Huntington is a corporation organized and existing under the laws of the State of Maryland and its principal office in the State of Maryland is located in Baltimore County.

         B. Huntington is authorized to issue a total of 306,617,808 shares of capital stock, consisting of (i) 300,000,000 shares of common stock, without par value ("Huntington Common"), of which 144,739,081 shares were issued and outstanding on April 22, 1997 (exclusive of treasury shares), all of which shares are entitled to vote on the "Merger," as such term is defined in Article 1 hereof, and (ii) 6,617,808 shares of serial preferred stock, without par value, none of which was issued and outstanding on April 22, 1997.

         C. First Michigan was incorporated under the Michigan Business Corporation Act on August 15, 1973, and currently exists as a corporation under the laws of Michigan.

         D. First Michigan is authorized to issue 51,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, $1.00 par value per share ("First Michigan Common"), for an aggregate par value of $50,000,000, of which 26,475,960 shares were issued and outstanding on April 30, 1997 (approximately 27,799,758 shares as adjusted to give effect to a stock dividend that is payable on May 30, 1997, to holders of First Michigan Common of record on April 30, 1997) (the "First Michigan 1997 Stock Dividend"), all of which shares are entitled to vote on the "Merger," as such term is defined in Article 1 hereof, with an additional 999,079 shares of such stock, in the aggregate, being subject to outstanding stock options previously granted (approximately 1,049,033 shares as adjusted for the First Michigan 1997 Stock Dividend) (collectively, the "First Michigan Stock Options" and individually, a "First Michigan Stock Option") under the First Michigan Stock Compensation Plan, the First Michigan 1997 Director Stock Option Plan, and the First Michigan 1987 Stock Option Plan (collectively, the "First Michigan Stock Option Plans"), and
(ii) 1,000,000 shares of preferred stock, without par value, none of which was issued and outstanding on April 30, 1997.

         E. The respective Boards of Directors of Huntington and First Michigan have approved the merger of First Michigan into Huntington upon and subject to the terms and conditions contained herein.



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                                   AGREEMENT:
                                   ----------

         NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Agreement, and the mutual promises contained herein, the parties agree as follows:

                                    ARTICLE 1
                                   THE MERGER
                                   ----------

         Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, among Huntington and First Michigan (the "Supplemental Agreement"), which is incorporated herein by reference, at the "Effective Time" (as such term is defined in Article 2 hereof), First Michigan shall be merged into Huntington (the "Merger"). Huntington shall be the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of Maryland following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of First Michigan shall cease.

                                    ARTICLE 2
                                 EFFECTIVE TIME
                                 --------------

         The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on the "Effective Date," which date shall be the latest of
(i) the day on which Articles of Merger with respect to the Merger have been filed with the Maryland State Department of Assessments and Taxation in accordance with the requirements of the laws of the State of Maryland, (ii) the day on which a Certificate of Merger with respect to the Merger has been filed with the Administrator of the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services, in accordance with the requirements of the laws of the State of Michigan, or (iii) such later date as may be specified in such Articles and Certificate of Merger; provided, however, that the Effective Date shall not be earlier than the date of the expiration of the last required waiting period following receipt of the last regulatory approval required in order to consummate the Merger. Unless the parties shall hereafter agree otherwise in writing, the Effective Date shall be the same day as the "Closing Date," as such term is defined in the Supplemental Agreement.

                                    ARTICLE 3
                              EFFECT OF THE MERGER
                              --------------------

         3.1      NAME.    The name of the Surviving Corporation shall be
"Huntington Bancshares Incorporated."

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         3.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of
Huntington in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.

         3.3 SEPARATE CORPORATE EXISTENCE; ASSETS; LIABILITIES. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) the separate existence of First Michigan shall cease; (ii) all assets and property then owned by each Constituent Corporation, or which would inure to either of them, including all real, personal, and mixed property, tangible and intangible assets, choses in action, rights, and credits, and any legacies which either such Constituent Corporation would have been capable of taking, shall immediately, by operation of law, transfer to, vest in, and devolve upon the Surviving Corporation, without any conveyance or further act or deed; (iii) the Surviving Corporation shall be liable for all the debts and obligations of each Constituent Corporation; and (iv) the rights of creditors and any liens on the property or assets of either Constituent Corporation shall not be impaired.

         3.4 FURTHER ACTIONS. From time to time, as and when requested by the Surviving Corporation or by its successors, the officers and directors of First Michigan in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of First Michigan and otherwise to carry out the purposes of this Agreement.

                                    ARTICLE 4
                              CONVERSION OF SHARES
                              --------------------

         4.1 HUNTINGTON COMMON. All shares of Huntington Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Huntington Common at and after the Effective Time.

         4.2      FIRST MICHIGAN COMMON.

                  (a) At the Effective Time, the shares of First Michigan Common issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and without further action on the part of the holders thereof (collectively, the "First Michigan Shareholders" and, individually, a "First Michigan Shareholder"), into the right to receive shares of the Huntington Common, as follows:

                              (i) Subject to adjustment in accordance with
               subparagraph (ii) below, each outstanding share of First Michigan Common shall be converted into the right to receive 1.05 shares of Huntington Common (the "Conversion Ratio"); provided, however, that if both (A) the average of the closing sale prices for a share of Huntington Common on the five trading days immediately preceding the date that

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               is five trading days prior to the Effective Date (the
               "Determination Period"), as reported on the Nasdaq National Market (the "Average Closing Sale Price"), is less than $22.86 (the "Huntington Floor Price"), and (B) the quotient obtained by dividing the average of the "Standard & Poors Regional Bank Stock Index" (the "S&P Index") for the Determination Period by 355.87 is greater than the quotient obtained by dividing the Average Closing Sale Price by $28.575 (the "Huntington Base Price"), and the difference between such quotients is greater than 0.15, then the Constituent Corporations shall use their best efforts to renegotiate the Conversion Ratio, and if the Constituent Corporations are unable to agree on a revised Conversion Ratio, then this Agreement and the Supplemental Agreement shall be terminated in accordance with the terms of the Supplemental Agreement.

                              (ii) If the sum of the number of shares of First
               Michigan Common outstanding at the Effective Time plus the number of shares of First Michigan Common that are subject to outstanding First Michigan Stock Options as of the Effective Time differs from 28,848,791 shares, the Conversion Ratio will be automatically adjusted by multiplying the original Conversion Ratio by the quotient obtained by dividing 28,848,791 by the sum of the number of shares of First Michigan Common issued and outstanding on the Effective Date plus the number of shares subject to the outstanding First Michigan Stock Options on the Effective Date; provided, however, that, in performing any such adjustment, the Conversion Ratio will be rounded to the nearest hundredth of a share of Huntington Common.

                              (iii) In the event that Huntington changes (or
               establishes a record date for changing) the number of shares of Huntington Common issued and outstanding as a result of a stock dividend, stock split, recapitalization, or similar transaction with respect to the outstanding shares of Huntington Common (collectively, a "Huntington Recapitalization"), and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the Conversion Ratio shall be adjusted appropriately. In the event of a reclassification of the outstanding shares of Huntington Common or a consolidation or merger of Huntington with or into another corporation, other than a merger in which Huntington is the surviving corporation and which does not result in any reclassification, conversion, or exchange of shares of Huntington Common, holders of First Michigan Common shall receive, in lieu of each share of Huntington Common to be issued in exchange for each share or portion of a share of First Michigan Common pursuant to the terms hereof, the kind and amount of securities, money, property, or other consideration receivable upon such reclassification, consolidation, or merger by holders of Huntington Common with respect to shares of Huntington Common outstanding immediately prior to such reclassification, consolidation, or merger.

                              (iv) In the event that a Huntington
               Recapitalization occurs, or Huntington establishes a record date for such a Huntington Recapitalization, prior to the expiration of the Determination Period, the Huntington Floor Price and the

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               Huntington Base Price set forth in the subparagraph (i) above shall also be adjusted appropriately.

                              (v) No fractional shares of Huntington Common
               shall be issued. Each holder of First Michigan Common who would otherwise be entitled to receive a fractional part of a share of Huntington Common shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Average Closing Sale Price. No interest shall be payable with respect to such cash payment.

                  (b) Any and all shares of First Michigan Common held by First Michigan, Huntington, or any direct or indirect majority-owned subsidiary of either of them, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (c) Each unexercised First Michigan Stock Option that is outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase shares of Huntington Common under the Huntington 1994 Stock Option Plan or similar Huntington plan (a "Huntington Stock Option"), with the number of shares of Huntington Common to be subject to a particular Huntington Stock Option to be determined by converting the number of shares of First Michigan Common subject to the First Michigan Stock Option into a number of Huntington Common shares in accordance with the procedure for converting outstanding First Michigan Common shares into Huntington Common shares as set forth in paragraph 4.2(a) hereof, except that all fractional shares will be rounded to the nearest whole share, and with the exercise price for each share of Huntington Common subject to a particular Huntington Stock Option to be equal to the exercise price per First Michigan Common share under the First Michigan Stock Option divided by the Conversion Ratio determined in accordance with paragraph 4.2(a)(i) above; provided, however, that, in the case of any First Michigan Stock Option to which
Section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under Section 422 of the Code, the terms of the Huntington Stock Option into which such First Michigan Stock Option is to be converted, including the option price, the number of shares of Huntington Common purchasable pursuant to such option, and the terms and conditions of exercise of such option, shall be determined so as to comply with Section 424(a) of the Code. Upon such conversion, all rights under any and all stock options and stock option plans previously granted or adopted by First Michigan shall terminate. The Constituent Corporations understand and acknowledge that the First Michigan Stock Options granted pursuant to the First Michigan Stock Compensation Plan and the First Michigan 1987 Stock Option Plan will all be fully vested at or prior to the Effective Time, either by their terms or by operation of the First Michigan Stock Option Plans as a result of the consummation of the Merger and effective as of the Effective Time.

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                                    ARTICLE 5
                            EXCHANGE OF CERTIFICATES
                            ------------------------

                  (a) As promptly as practicable after the Effective Date but not later than ten (10) business days after the Effective Date, Huntington shall cause The Huntington National Bank (the "Exchange Agent") to prepare and mail to each holder of record on the Effective Date of any shares of First Michigan Common a letter of transmittal containing instructions for the surrender of all certificates for shares of First Michigan Common. Upon the surrender by such holder of a certificate or certificates for shares of First Michigan Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Huntington Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common which such holder would otherwise have been entitled to receive, in accordance with subsection 4.2(a)(v) hereof. Huntington shall deliver to the Exchange Agent such share certificates for whole shares of Huntington Common and the amount of cash necessary to pay for all fractional shares of Huntington Common in accordance with subsection 4.2(a)(v) hereof in order to permit the Exchange Agent to promptly deliver such certificates and cash to the holders of shares of First Michigan Common upon its receipt of certificates representing shares of First Michigan Common. No interest shall be payable with respect to either the whole shares of Huntington Common or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving Corporation any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Corporation, free and clear of any claims whatsoever.

                  (b) Neither the Surviving Corporation nor the Exchange Agent shall be obligated to deliver a certificate for Huntington Common or a check for cash in lieu of fractional shares to a former shareholder of First Michigan until such former shareholder surrenders the certificate or certificates representing shares of First Michigan Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of First Michigan Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common into which the shares of First Michigan Common represented thereby shall have been converted.

                  (c) After the Effective Date, no dividends or distributions payable to holders of record of Huntington Common shall be paid to any holder of an outstanding certificate or certificates formerly representing shares of First Michigan Common until such certificate(s) are surrendered by such holder in accordance with the terms of this Agreement. Promptly upon surrender of such outstanding certificate(s), there shall be paid to such holder of the certificate or certificates for Huntington Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common, but which have not theretofore been paid on such stock. No interest shall

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be payable with respect to the payment of any dividends or other distributions.
All such dividends or other distributions unclaimed at the end of three years from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for First Michigan Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Huntington as general creditors for payment thereof.

                  (d) The stock transfer books of First Michigan shall be closed as of the close of business on the day that is one business day prior to the Effective Date. After such date, there shall be no further registration on the records of First Michigan of transfers of outstanding certificates formerly representing shares of First Michigan Common.

                  (e) Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Article 5 not inconsistent with the provisions of this Agreement.

                  (f) Adoption of this Agreement by the shareholders of First Michigan shall constitute ratification of the appointment of the Exchange Agent.

                                    ARTICLE 6
                              SHAREHOLDER APPROVAL
                              --------------------

         This Agreement shall be submitted to the shareholders of Huntington and First Michigan for approval in accordance with applicable law and their respective Governing Documents as soon as reasonably practicable following the execution of this Agreement.

                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         7.1 AMENDMENT. At any time prior to the Effective Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of First Michigan have adopted this Agreement, provided that the number of shares of Huntington Common into which shares of First Michigan Common are to be converted as determined in paragraph 4.2(a) hereof shall not be changed after the shareholders of First Michigan have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

         7.2 TERMINATION. Unless extended by the mutual agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Huntington or First Michigan in the manner and under the circumstances set forth in the Supplemental Agreement.

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         7.3 ENTIRE AGREEMENT. This Agreement, together with the Supplemental
Agreement and any exhibits hereto or thereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

         7.4 CAPTIONS. The captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         7.5 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

         7.6 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         7.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         7.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles, except to the

                       THIS SPACE INTENTIONALLY LEFT BLANK

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extent that Maryland law governs certain aspects of the Merger as it relates to
Huntington or Michigan law governs certain aspects of the Merger as it relates to First Michigan.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         HUNTINGTON  BANCSHARES  INCORPORATED

                         By: /s/ Frank Wobst
                           ----------------------------------------------------
                              Frank Wobst, Chairman and Chief Executive Officer

                         FIRST MICHIGAN BANK CORPORATION

                         By:    /s/ David M. Ondersma
                            ---------------------------------------------------
                              David M. Ondersma, Chairman and Chief Executive Officer

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